Exhibit 3.6

ARTICLES OF INCORPORATION

OF

SBA TELECOMMUNICATIONS, INC.

Article I

Name

The name of the corporation is SBA Telecommunications, Inc.

Article II

Duration

The corporation shall have a perpetual existence.

Article III

Purpose

The corporation is organized for the purpose of transacting any and all lawful business.

Article IV

Address

The principal place of business and mailing address of this corporation shall be:

6001 Broken Sound Parkway, Suite 400

Boca Raton, Florida 33487

Article V

Capital Stock

The corporation is authorized to issue One Thousand (1,000) shares of One Cent ($0.01) par value per share common stock.

Article VI

Initial Registered Office and Agent

The street address of the initial registered office of this corporation is 1201 Hays Street, Tallahassee, Florida 32301, and the name of the initial registered agent of this corporation at that address is Corporation Service Company.

Article VII

Incorporator

The name and address of the person signing these Articles is:

Michael V. Mitrione

777 S. Flagler Drive, Suite 500E

West Palm Beach, FL 33401

Article VIII

Powers

The corporation shall have all of the corporate powers enumerated in the Florida Business Corporation Act.

Article IX

Indemnification

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as set forth in the applicable provisions of the Florida Business Corporation Act (currently, Sections 607.0850(1) and (2) of the Florida Statutes), as the same may be amended from time to time, the corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent permitted by the provisions of such Law, as the same may be amended and supplemented, from and against any and all of the expenses or liabilities incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding (other than in an action, suit or proceeding brought by this corporation upon authorization of the Board of Directors) or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in their official capacity and as to action in any other capacity while an officer, director, employee or other agent. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Article. Such expenses (including attorneys’ fees) incurred by other employees and agent shall also be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal and other legal representatives of such a person. Except as otherwise provided above, an adjudication of liability shall not affect the right to indemnification for those indemnified.

Article X

Amendment

The corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholder(s) is subject to this reservation.

Article Xl

Bylaws

The Bylaws may be adopted, altered, amended, or repealed by either the shareholders or the Board of Directors, but the Board of Directors may not amend or repeal any Bylaw adopted by shareholders if the shareholders specifically provide such Bylaw is not subject to amendment or repeal by the directors.

/s/ Michael V. Mitrione
Michael V. Mitrione
Incorporator

DATED: January 8, 1998

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